FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
CONTINUED AMEX LISTING RULE
October 2, 2007 — Guernsey, Channel Islands — CanArgo Energy Corporation (“CanArgo” or the “Company”) (OSE: CNR, AMEX:CNR) announced that the Company has advised the American Stock Exchange (the “Amex”) of its Board changes announced September 24, 2007 and at the same time acknowledged that the Company was not in compliance with Sections 121 (A)(1) and Section 121(B)(2)a of the Amex Company Guide, which require, respectively, that at least a majority of the directors comprising the Board of Directors are independent and that the Company’s audit committee be comprised of at least three independent directors. Specifically the Company currently only has two independent directors of the five directors on the Company’s Board of Directors and an audit committee composed of only two members.
The Company has received notice from the Amex advising the Company that it is not in compliance with such continued listing rules and it has until December 27, 2007 to regain compliance with these requirements.
The Company is in the process of exploring the corrective actions necessary to address the situation.
CanArgo is an independent oil and gas exploration and production company with its principal oil and gas operations currently located in Georgia.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbour provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:

USA
Sabin Rossi, VP External Affairs and Investor Relations
CanArgo Energy Corporation
Tel : +1 617 669 1841
Fax : +1 617 973 6406
e-mail: sabin@canargo.com
NORWAY
Eric Cameron
Gambit H&K AS
Tel: +47 (22) 048206